EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
Arcadia Resources Obtains $15 Million Financing
SOUTHFIELD, MI: July 6, 2006: Arcadia Resources, Inc. (formerly OTCBB: ACDI, now Amex: KAD), announced completion of new $15 million debt financing from one of its long-term shareholders, Jana Master Fund, Ltd., and the filing of the related Form 8-K with the Securities and Exchange Commission.
“We are pleased with the confidence that Jana Master Fund continues to show in Arcadia,” said Chairman and CEO, John E. Elliott II. “This capital allows us to realign our balance sheet and make ready for certain acquisitions we are pursuing. We plan to continue along our path of strong internal growth coupled with other selective acquisitions and the initiation of start up locations. Recently, we agreed to place nine walk-in, routine (non-emergency) medical clinics inside select Meijer supercenter stores in Indiana over the next 12 months.
We continue to believe the furtherance of consumer-driven health care is quickly evolving for patients in the United States and we intend to be a big part of this movement toward more patient choice — driven by accessibility, lifestyle choices and personal spending latitude, rather than by insurance or managed care companies or the traditional government programs. Our consumer healthcare business continues to be our emerging business that we believe to be the future of healthcare. It incorporates our people and our products. We also plan to continue to open stores or clinics within other hosts.”
About Arcadia Resources, Inc.
Arcadia Resources, Inc. is a leading national provider of home care and staffing services, respiratory and durable medical equipment. Arcadia’s operations include home health care services; non-medical and medical staffing, including travel nursing; provision of respiratory and durable medical equipment to patients in the home; and a mail-order catalog of home health care-oriented products and is working toward establishing walk-in clinics in supercenter-type retail stores. The Company’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local health care sites. For more information, visit: www.arcadiaresourcesinc.com.
For investor inquiries, contact Geoffrey Eiten, Investor Relations, National Financial Network, 781-444-6100 x613, geiten@nationalfc.com. See also http://www.nfnonline.com/acdi.
Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended, if applicable to the Company, and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for retail store health clinic services, required capital investment, build-out schedules, competition, and other factors. Actual results may differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.
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